EXHIBIT 10.1

FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

A.            The Amended and Restated Employment Agreement (the “Agreement”) entered into as of March 14, 2007 by and between Clayton Holdings, Inc., a Delaware corporation (“Company”) and Kevin J. Kanouff (“Employee”) is hereby amended as follows:

1.             Section 9 of the Agreement is hereby amended by adding the following two (2) sentences at the end of subsection (c)(ii) thereof:

“Employee may only terminate Employee’s employment pursuant to this Section 9.c.ii. if such termination occurs within six months after the initial occurrence of such a prohibited Company action.  Company and Employee acknowledge and agree that the reassignment of Employee from his day to day responsibilities as President of Clayton Fixed Income Services  to Executive Vice President of Strategic Alliances for Company on February 1, 2008 constituted such a prohibited Company action and that, as a result of such reassignment, Employee may terminate Employee’s employment pursuant to this Section 9.c.ii on or prior to August 1, 2008.”

2.             Section 9 of the Agreement is hereby further amended by adding the following sentence immediately following the second sentence of subsection (d) thereof:

“In order to be eligible to receive the payments contemplated by the previous sentence, Employee must execute such release within forty-five (45) days of Employee’s receipt of such release.”

3.             Section 9 of the Agreement is hereby further amended by adding the following subsection (i) immediately following subsection (h):

                “i.            Modified Cutback.   Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by Company to or on behalf of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise

(the “Severance Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” and such excise tax, together with any interest or penalties incurred by Employee with respect to such excise tax, the “Excise Tax”), the following provisions shall apply:

(i)            If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Severance Payments which is in excess of the Threshold Amount (defined below), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which is in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of the Severance Payments shall not exceed the Threshold Amount.

For the purposes of this subsection (i), “Threshold Amount” shall mean three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

The determination as to which of the alternative provisions of subsection (i) above shall apply to Employee shall be made by a nationally recognized accounting firm selected by Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to Company and Employee within 15 business days of the date on which Employee’s employment is terminated, if applicable, or at such earlier time as is reasonably requested by Company or Employee.  For purposes of determining which of the alternative provisions of subsection (i) above shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee’s residence on the date on which Employee’s employment is terminated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon Company and Employee.”

4.             Section 11(a) of the Agreement is hereby amended by deleting the existing phrase “two-year period” and replacing it with the phrase “one-year period.”

5.             Section 12 of the Agreement is hereby amended by deleting the existing phrase “two-year period” and replacing it with the phrase “one-year period.”

6.             Section 16 of the Agreement is hereby amended by adding the following subsection (k) immediately following subsection (j):

“k.          Section 409A.   Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after Employee’s separation from service, or (ii) Employee’s death.”

B.            Except as amended herein, the Agreement is hereby confirmed in all other respects.

IN WITNESS WHEREOF, this First Amendment is entered into this 13th day of April, 2008 by the parties hereto.

CLAYTON HOLDINGS, INC.

By:	/s/ Steven Cohen
Name: Steven Cohen
Title: SVP

By:	/s/ Kevin J. Kanouff
Kevin J. Kanouff